Exhibit 4.2

AMENDMENT TO WARRANTS TO PURCHASE STOCK

THIS AMENDMENT (the “Amendment”), dated as of January 22, 2024, amends each of the 2020 Warrants (as defined below) and the 2022 Warrants (as defined below) that have been issued by Inhibrx, Inc., a Delaware corporation (the “Company”) to Oxford Finance LLC (the “Holder”).

WHEREAS, on July 15, 2020, the Company originally issued warrants to purchase an aggregate of 17,908 shares of common stock, par value $0.0001 (the “Common Stock”), of the Company to the Holder, which warrants are currently exercisable to purchase 7,354 shares of Common Stock with a Warrant Price of $17.00 per share (the “2020 Warrants”);

WHEREAS, on February 18, 2022, the Company originally issued warrants to purchase an aggregate of 40,000 shares of Common Stock to the Holder, which warrants are currently exercisable to purchase 40,000 shares of Common Stock with a Warrant Price of $45.00 per share (the “2022 Warrants” and, together with the 2020 Warrants, the “Existing Warrants”);

WHEREAS, on or about the date hereof, the Company, Aventis Inc., a Pennsylvania corporation (“Acquirer”), and Art Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”) entered into an Agreement and Plan of Merger (as such agreement may be amended or modified from time to time, the “Merger Agreement”) that provides for, among other things, the acquisition by Acquirer of the Company following the Distribution (as defined below), through the merger of Merger Sub with and into the Company, with the Company as the surviving company (the “Merger”);

WHEREAS, at the closing of the Merger, the holders of the outstanding shares of the Company’s Common Stock will receive the consideration specified in the Merger Agreement in respect of each issued and outstanding share of Common Stock (the “Merger Consideration”);

WHEREAS, on or about the date hereof, the Company and Ibex SpinCo, Inc. (expected to be renamed Inhibrx Biosciences, Inc.) (“SpinCo”) entered into a Separation and Distribution Agreement (the “Distribution Agreement”) that provides for, among other things, the distribution by the Company to holders of its shares of Common Stock issued and outstanding shares of common stock of SpinCo (the “Distribution”);

WHEREAS, the parties desire to amend the Existing Warrants upon the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the 2020 Warrants or 2022 Warrants, as applicable. For purposes of this Amendment, (i) the “Determination Time” means 4:00 p.m., New York City time, on the Business Day immediately preceding the Record Date and (ii) the “Record Date” means the date that the Company will determine record ownership of the Common Stock for purposes of the Distribution; provided, however, that such date shall not be more than ten (10) Business Days prior to the Effective Time (as defined in the Merger Agreement).

2.            Amendment to the 2020 Warrants. Notwithstanding the provisions of the 2020 Warrants, including, without limitation, Section 1 (including Section 1.6), Section 2 (including Section 2.1) and Section 5 of the 2020 Warrants, with respect to all 2020 Warrants that remain outstanding and have not been exercised as of the Determination Time:

Each 2020 Warrant in effect at the Determination Time shall remain outstanding and each such 2020 Warrant will be cancelled as of the Effective Time in exchange for the right to receive (A) cash in an amount equal to the product of (1) the total number of shares of Common Stock subject to such 2020 Warrant immediately prior to the Effective Time, multiplied by (2) the difference between (x) the Closing Amount (as defined in the Merger Agreement) and (y) $17.00, which amount shall be paid in accordance with Section 2.2(a) of the Merger Agreement, mutatis mutandis, (B) a number of CVRs (as defined in the Merger Agreement) equal to the total number of shares of Common Stock underlying such 2020 Warrant as of immediately prior to the Effective Time and (C) the number of shares of common stock of SpinCo that the Holder of such 2020 Warrant would have been entitled to receive in the Distribution had such 2020 Warrant been fully exercised on a cash basis as of the Determination Time. As of the Effective Time, each holder of 2020 Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each 2020 Warrant shall thereafter represent only the right to receive the applicable consideration set forth in the immediately preceding sentence.

3.            Amendment to the 2022 Warrants. Notwithstanding the provisions of the 2022 Warrants, including, without limitation, Section 1 (including Section 1.6), Section 2 (including Section 2.1) and Section 5 of the 2022 Warrants, with respect to all 2022 Warrants that remain outstanding and have not been exercised as of the Determination Time:

(a) if the Warrant Price of such 2022 Warrants in effect at the Determination Time is greater than or equal to the closing price of a share of Common Stock reported for the Trading Market on the Business Day immediately preceding the Record Date, (1) all such 2022 Warrants shall terminate and expire immediately prior to the consummation of the Merger and the holders thereof shall not be entitled to receive any shares of common stock of SpinCo or any consideration in connection with the Merger and (2) while the Merger Agreement remains in effect, the Holder shall not be permitted to exercise such 2022 Warrants.

(b) if the Warrant Price of such 2022 Warrants in effect at the Determination Time is less than the closing price of a share of Common Stock reported for the Trading Market on the Business Day immediately preceding the Record Date, all such 2022 Warrants shall automatically be exercised at the Determination Time, without any action by the holders thereof, in accordance with the provisions of Section 1.2 thereof (and with the “fair market value” to be determined by reference to the closing price of a share of Common Stock reported for the Trading Market on the Business Day immediately preceding the Record Date).

4.            Exercise of the Existing Warrants. The Holder shall be entitled to exercise all or a portion of the 2020 Warrants or 2022 Warrants at any time prior to the Determination Time in accordance with the terms and conditions of such 2020 Warrants or 2022 Warrants, as applicable; provided, that the Holder agrees not to exercise any portion of its 2020 Warrants or 2022 Warrants after the Determination Time.

5.            No Consent. Nothing herein is or shall be deemed to constitute a consent by Oxford Finance LLC or any other Lender (as defined in the Loan Agreement) to the Merger Agreement or the Distribution Agreement, or the transactions contemplated therein, for the purposes of the Loan Agreement.

6.            Notices. The Holder hereby acknowledges that it has received all notice required under the terms of the Existing Warrants with respect to the Merger and the Distribution; provided, that the Company shall notify, in writing, the holders of each of the 2020 Warrants and the 2022 Warrants of the Determination Time at least seven (7) Business Days in advance thereof and of the Effective Time at least seven (7) Business Days in advance thereof.

7.            Effectiveness of Amendment. This Amendment shall become effective upon the execution and delivery by the parties hereto.

8.            Remaining Provisions of the Warrants. Except as expressly provided herein, the provisions of the Existing Warrants shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.

9.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement. Facsimile counterpart signatures to this Amendment will be acceptable and binding.

10.            Governing Law. This Amendment, and the determination of any and all claims arising out of, relating to or in connection with this Amendment, shall in all respects and to the maximum extent permitted by applicable law be governed by the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

INHIBRX, INC.

By:	/s/ Kelly Deck
Name: Kelly Deck
Title: Chief Financial Officer

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

[Signature Page to Amendment to Oxford Warrants]